UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 24, 2018

HILL-ROM HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Indiana	1-6651	35-1160484
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 East Randolph Street Suite 1000 Chicago, Illinois		60601
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (312) 819-7200

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 24, 2018, John J. Greisch, President and Chief Executive Officer and a member of the Board of Directors (the “Board”) of Hill-Rom Holdings, Inc. (the “Corporation”), gave notice that his retirement, which Mr. Greisch previously notified to the Board on January 25, 2018, is to be effective May 14, 2018. In connection with his retirement, Mr. Greisch will resign from the Board, and the Board will accept Mr. Greisch’s resignation as of such date. Mr. Greisch’s decision to resign from the Board was not due to a disagreement with the Corporation over any of its operations, policies or practices.

On April 24, 2018, the Board elected John P. Groetelaars to succeed Mr. Greisch as President and Chief Executive Officer of the Corporation, effective May 14, 2018. Mr. Groetelaars, 52, most recently served as executive vice president and president of the Interventional Segment at Becton Dickinson and Company, which he joined in December 2017 following its acquisition of C.R. Bard Inc. Mr. Groetelaars previously served in a variety of progressive roles at C.R. Bard during his 10-year career there, including as a group president from 2015 to 2017. Mr. Groetelaars joined C.R. Bard in 2008 as vice president and general manager, Davol Inc., and was appointed president of Davol in 2009. In 2013, Mr. Groetelaars was promoted to group vice president and in 2015 he was promoted to group president, a position he held until C.R. Bard was acquired by Becton Dickinson and Company in December 2017. Prior to joining C.R. Bard, Mr. Groetelaars held various international leadership positions at Boston Scientific Corporation from 2001 until 2008. Prior to joining Boston Scientific, Mr. Groetelaars held positions in general management, marketing, business development and sales with Guidant Corporation and with Eli Lilly.  Mr. Groetelaars also was appointed to the Board effective May 14, 2018 for a term expiring at the next annual shareholders’ meeting. There are no (a) arrangements or understandings between Mr. Groetelaars and any other persons pursuant to which Mr. Groetelaars was named an officer or director, (b) transactions between Mr. Groetelaars and the Corporation that would be reportable under Item 404(a) of Regulation S-K or (c) any family relationship between Mr. Groetelaars and any other director or officer that would be reportable under Item 401(d) of Regulation S-K.  Mr. Groetelaars’ extensive experience in the medical device industry, including his multinational experience with a substantial public medical device company and leadership roles in global strategy, operations, sales and business development make him highly qualified to serve on the Board.

A copy of the Corporation’s press release announcing Mr. Groetelaars’ election is filed as Exhibit 99.1 to this report. In connection with the election of Mr. Groetelaars as President and Chief Executive Officer, the Corporation and Mr. Groetelaars entered into an employment agreement, a change in control agreement and an indemnity agreement, each dated effective May 14, 2018. Each agreement is filed or incorporated by reference as an exhibit to this report.

The employment agreement sets forth Mr. Groetelaars’ basic duties and provides for the following items of compensation for Mr. Groetelaars:

•	a base salary of $1,000,000 per year;

•
cash incentive compensation opportunity under the Corporation’s Short-Term Incentive Compensation (STIC) Plan, with a target payment of 100% of base salary. Payouts under the STIC Plan range from 0% to 200% of base salary with the incentive compensation opportunity based on financial and non-financial criteria established by the Compensation and Management Development Committee of the Board. For fiscal 2018, the Corporation has agreed to provide Mr. Groetelaars a STIC Plan payment with a target payment opportunity of 100% of base salary earned during fiscal 2018, based on the level of achievement of the STIC Plan financial performance measures for fiscal 2018 and subject to his continued employment through the end of the fiscal year;

•
a signing award of nonqualified stock options with a grant date value of $1,200,000, which will vest annually over a three-year period following the commencement of Mr. Groetelaars’ employment, as follows: 1/3 on May 14, 2019, 1/3 on May 14, 2020, and 1/3 on May 14, 2021;

•
a grant of equity-based awards under the Corporation’s long-term incentive plan to be comprised of: $2,000,000 of performance share units, vesting during the performance period ending on September 30, 2020; $1,000,000 of restricted stock units, cliff vesting on the day after the third anniversary of Mr. Groetelaars’ commencement of employment; and $1,000,000 of nonqualified stock options, vesting 25% at each anniversary of the commencement of Mr. Groetelaars’ employment over four years;

•
starting for fiscal year 2019, participation in equity-based awards at a target opportunity of 400% of base salary under the Corporation’s long-term incentive plan in place at that time as authorized by the Compensation and Management Development Committee of the Board;

•
participation in the Corporation’s retirement plans, including the 401(k) Savings Plan and the defined contribution portion of the Supplemental Executive Retirement Plan, consistent with the terms of and interpretations under such plans, as available to other executive officers of the Corporation;

•
such additional compensation, benefits and perquisites, including participation in the Corporation’s health and welfare plans, and relocation benefits, as are available to other executive officers of the Corporation and as the Board may deem appropriate; and

•	a cash relocation payment of $50,000 to assist Mr. Groetelaars with his relocation to Chicago, Illinois.

If Mr. Groetelaars is terminated by the Corporation other than for “cause,” including a termination by Mr. Groetelaars for “good reason” (each as defined in the employment agreement), the Corporation will be required to pay severance to Mr. Groetelaars in an amount equal to two times Mr. Groetelaars’ annual base salary, with payments commencing six months after the time of termination. The signing award of stock options, to the extent not previously vested, will become fully vested upon such termination of employment. Health and similar welfare benefits will continue for twelve months or until Mr. Groetelaars is eligible to be covered by comparable benefits of a subsequent employer, whichever is earlier, and Mr. Groetelaars will be immediately vested in the Supplemental Executive Retirement Plan.

In the case of death or disability, the Corporation would not be required to make any additional payments other than all vested benefits to which Mr. Groetelaars or his surviving spouse or his beneficiary is entitled in accordance with any applicable plans, except that Mr. Groetelaars would be immediately vested in the Supplemental Executive Retirement Plan. Any outstanding restricted stock units, stock options and performance share units would immediately vest in full, and Mr. Groetelaars or his surviving spouse or his beneficiary would have three years to exercise vested stock options.

If Mr. Groetelaars retires, the Corporation will be required to pay him retirement benefits and all other applicable benefits pursuant to terms of such plans. The Corporation’s obligation to pay Mr. Groetelaars’ base salary, annual bonus, and long-term incentives shall cease except to the extent incentives are vested and in accordance with such plans. Any outstanding restricted stock units, stock options and performance share units fully vest if he retires after having reached age 55 and completed ten years employment, so long at the grant was made more than one year prior. Grants made within one year of retirement will vest on a pro-rated basis.

The employment agreement also contains a limited non-competition and non-solicitation agreement of Mr. Groetelaars, which continues generally for a period of 18 months after the termination of Mr. Groetelaars’ employment. The employment agreement also requires the Corporation to reimburse him for the reasonable fees and expenses of his legal counsel in connection with the review of the agreement up to $30,000.

The change in control agreement entered into between the Corporation and Mr. Groetelaars provides for payment of specified benefits upon termination of Mr. Groetelaars’ employment without “cause” or for “good reason” (each as defined in the change in control agreement) in anticipation of or within three years after a Change in Control (as defined in the change in control agreement and described below). The benefits to be provided by the Corporation upon a Change in Control and such a termination are:

•	a lump sum payment in cash equal to three times Mr. Groetelaars’ annual base salary;

•
continued health and medical insurance for Mr. Groetelaars and his dependents and continued life insurance coverage for Mr. Groetelaars for 36 months, with the right to purchase continued medical insurance (at COBRA rates) from the end of this period until Mr. Groetelaars reaches retirement age;

•	a cash payment in lieu of certain perquisites, such as accrued and unpaid vacation; and

•	a lump sum cash payment equal to three times the amounts accrued over the preceding twelve months in Mr. Groetelaars’ aggregate accounts under the Supplemental Executive Retirement Plan.

In addition, in the event Mr. Groetelaars’ employment is terminated within three years after a Change in Control, all outstanding stock options, restricted stock units and performance share units will become fully vested, with the performance share units deemed earned based on achievement of the financial performance measures at target (100%), and Mr. Groetelaars will be deemed to have earned all outstanding short-term incentive compensation that would have been payable to him if the Corporation performance targets (at 100%) with respect to such incentive compensation in effect for the entire year in which the Change in Control occurred had been achieved.

Mr. Groetelaars’ change in control agreement does not provide for any excise tax “gross-up” payments.
Under the change in control agreement, a “Change in Control” is defined generally as (1) the acquisition of beneficial ownership of 35% or more of the voting power of all the Corporation voting securities by a person or group; (2) the consummation of certain mergers or consolidations; (3) the failure of a majority of the members of the Board to consist of Current Directors (defined as any director on the date of the change in control agreement and any director whose election was approved by a majority of the then-Current Directors); (4) the consummation of a sale of substantially all of the assets of the Corporation; or (5) the date of approval by the shareholders of the Corporation of a plan of complete liquidation of the Corporation.

The indemnity agreement entered into between the Corporation and Mr. Groetelaars, which is in substantially the same form as the indemnity agreements with the Corporation’s other executive officers, obligates the Corporation to indemnify Mr. Groetelaars to the full extent permitted by the laws of the State of Indiana. Indemnification is required against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of a claim made against Mr. Groetelaars by reason of his service as an officer of the Corporation. Indemnification is not available in certain circumstances, including where Mr. Groetelaars derived an improper personal benefit, where a court determines that indemnification is not lawful under any applicable statute or public policy or in connection with any proceeding initiated by Mr. Groetelaars unless required by law, authorized by the Board or related to enforcement of the indemnity agreement.

The foregoing summary of Mr. Groetelaars’ employment agreement and change in control agreement does not purport to be complete and is qualified in its entirety by reference to the employment agreement and change in control agreement, which are filed herewith as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

The following exhibits are filed herewith:

Exhibit No.	Exhibit

10.1	Employment Agreement between Hill-Rom Holdings, Inc. and John P. Groetelaars dated April 24, 2018.

10.2	Change in Control Agreement between Hill-Rom Holdings, Inc. and John P. Groetelaars dated April 24, 2018.

99.1	Press release dated April 27, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILL-ROM HOLDINGS, INC.

DATE: April 27, 2018	BY:	/s/ Deborah Rasin
Deborah Rasin
Senior Vice President Chief Legal Officer and Secretary